EXHIBIT 99.1

Orion Marine Group, Inc. Reports Second Quarter 2011 Results

Houston, Texas, August 4, 2011 -- Orion Marine Group, Inc. (NYSE: ORN) (the “Company”), a leading heavy civil marine contractor, today reported a net loss for the three months ended June 30, 2011, of $3.2 million ($0.12 diluted loss per share). These results compare to net income of $7.0 million ($0.26 diluted earnings per share) for the same period a year ago.
“Although we had an improved success rate on bids during the quarter, we were very disappointed with the lack of bid lettings for maintenance dredging projects,” said Mike Pearson, Orion Marine Group's President and Chief Executive Officer. “We came into 2011 fully expecting continued pricing pressure in marine construction as a result of the economic uncertainty. However, we did not foresee the gross inaction of Congress, which has made it impossible for agencies like the Army Corps of Engineers to effectively carry out their mandate of maintaining our nation's waterways. This inaction has resulted in a gap in Army Corps of Engineers lettings, which has extended longer than we anticipated and significantly pressured margins and revenue during the quarter. We expected to start seeing federal bid opportunities for projects involving dredging services begin to be let in June. However, while Congress approved a 2011 Army Corps of Engineers budget in April, continued debt ceiling deliberations in Congress further exacerbated the gap in Corps lettings. The unprecedented dysfunction of the US Government has affected funding of long-term infrastructure projects that are greatly needed. As a result we have seen a gap in Navy and Corps lettings, the delay in our receipt of the notice to proceed on a Navy job, and continued uncertainty about the future outlook of government spending. Additionally, we experienced a delay on a Corps job as a result of the Mississippi River flooding. In response to these developments, we have taken steps to protect the intrinsic value of Orion Marine Group by controlling costs so we can manage through this downturn and prepare for future opportunities. There is no doubt we are disappointed in the macro-economic events that have unfolded from Congressional gridlock in Washington, but we are working aggressively to right-size the Company to match the current market activity while focusing on protecting shareholder value.”

Financial highlights of the Company's second quarter 2011 include:

Second Quarter 2011

•
Second quarter 2011 contract revenues were $70.9 million, a decrease of 18.6%, as compared with second quarter of 2010 revenues of $87.1 million. Revenue for the quarter was impacted by the delays in lettings and delays in jobs as a result of the Mississippi River flooding.

•	The Company self-performed approximately 86% of its work as measured by cost during the second quarter 2011 as compared with 85% in the prior year period.

•
Gross profit for the quarter was $1.8 million, which represents a decrease of $17.7 million as compared with the second quarter of 2010. Gross profit margin for the quarter was 2.6%, which was lower than the prior year period of 22.5%. During the second quarter 2011, gross profit margin was impacted by underutilized equipment and crews as a result of delays in federal lettings and delays arising from the flooding of the Mississippi River system. Additionally gross profit was impacted by increased repairs and maintenance on idle equipment, mainly dredges, to refurbish equipment that has been heavily utilized over the past two years in order to prepare the equipment for future work.

•	Selling, General, and Administrative expenses for the second quarter 2011 were $7.1 million as compared to $8.4 in the prior year period. The Company has begun implementing cost reductions, including

•	eliminating the 2011 bonus expense, which helped reduce SG&A expenses during the quarter offset by higher than expected group medical costs.

•
The Company's second quarter 2011 EBITDA was $0.3 million, representing a 0.5% EBITDA margin, which compares to second quarter 2010 EBITDA of $15.7 million, or an 18.1% EBITDA margin. EBITDA margins during the second quarter 2011 were significantly impacted by underutilization of higher margin assets as a result of delays in federal lettings, flooding of the Mississippi River system, and increased repairs and maintenance on idle equipment to refurbish equipment that has been heavily utilized over the past two years.

Backlog of work under contract as of June 30, 2011 was $119.8 million, which compares with backlog under contract at June 30, 2010 of $218.1 million. The Company expects approximately $100 million of the June 30, 2011 backlog will be liquidated during 2011. Additionally, subsequent to the end of the quarter, the Company has been successful in continuing to obtain additional awards for new work, even though at reduced overall bid margins.

The Company reminds investors that backlog can fluctuate from period to period due to the timing and execution of contracts. Given the typical duration of the Company's projects, which range from three to nine months, the Company's backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve-month period. Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.
Outlook
“There is no doubt we are in uncertain and tough times that have been exacerbated by the inaction of the US federal government to fund important infrastructure programs such as a new highway bill and the Army Corps of Engineers program while not bringing resolution to issues such as full use of the Harbor Maintenance Trust Fund,” said Mr. Pearson. “The general economic conditions, including anemic Gross Domestic Product growth and delays in federal spending, will continue to put pressure on our margins for the foreseeable future.

We are frustrated with the current situation and our inability to gain clarity as to the outcome of the Congressional debate on federal spending. However, we are focused on protecting the intrinsic value of the Company by controlling overhead costs and bidding responsibly. To do this, we are taking steps to right size the Company to meet current market activity levels. In June, we reduced our workforce by nearly 300 people as projects came to an end and we trimmed permanent staff, while retaining highly specialized personnel. This is particularly disappointing as we had been in a hiring mode due to demand for our services over the past five years. However, we have begun a detailed process of reviewing all of our fixed costs and making the tough decisions of where we can trim overhead, reduce spending, and lower our overall fixed cost level. Our goal is to right-size our cost structure, facilities, and overhead to weather this storm while producing profitable quarterly results. The steps we took in June and are taking today will help bring the Company back to a profitable level even with the current pricing pressures.

Additionally, we will continue to manage our balance sheet and assets through this downturn while taking steps to position the Company for future. We will manage margins on projects involving construction services while continuing to position the Company for the return of bid opportunities for projects involving dredging services.”

Mr. Pearson continued, “On the positive side, the need for our services has not gone away. In fact, the delays I just mentioned and flood damage may increase the demand for our services over the long-term. We continue to see long-term growth opportunities and we remain optimistic about the bid opportunities. We have been successful on smaller private work and we are seeing signs that the private sector will continue to provide good bid opportunities. Currently, we have over $100 million worth of bids outstanding which includes $18 million on which we are apparent low bidder. Likewise, we continue to experience a high level of bid activity. In fact, during the second quarter we bid on $557 million worth of opportunities and were successful on $50 million. We were more successful on smaller jobs as we continued to see pricing pressures and what appears to be irrational bidding on larger work. However, we are getting a better feel for where the right pricing points are and are hopeful we will see some irrational pricing abate.

As we look at the future, 2011 will continue to be tough, so we intend to focus on protecting the intrinsic value of the Company by controlling costs, while managing through this downturn and preparing for future opportunities. There is pent up demand for our services and we are ready to meet these needs. We are taking actions to reduce the impact of the current operating environment and return value to our shareholders.”

Capital Deployment

“Despite the difficult environment we have a strong, stable balance sheet and adequate liquidity to meet our business needs,” said Mark Stauffer, Orion Marine Group's Executive Vice President and Chief Financial Officer. “During the quarter we maintained our cash position while reducing our Days Sales Outstanding. As we look ahead, we believe there is a market to support future growth through geographic expansion, strategic acquisitions, and new service lines to complement our core capabilities. Still we must be patient and look for strategic opportunities while returning to and maintaining profitability. We will continue to explore acquisition opportunities to further grow the business and we are committed to increasing shareholder value. With regard to our share repurchase program, to date we have purchased $3 million worth of our stock and will continue to be an opportunistic buyer in the future under our Board approved plan of up to $40 million through May 2012.”

Conference Call Details

Orion Marine Group will conduct a telephone briefing to discuss its results for the second quarter 2011 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, August 4, 2011. To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company's website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group Second Quarter 2011 Earnings Conference Call at 800-798-2864; participant code 88958174.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of heavy civil marine construction and specialty services on, over and under the water in the Gulf Coast, the Atlantic Seaboard, the West Coast, Canada and the Caribbean Basin and acts as a single source turn-key solution for its customers' marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of marine waterways, channels and ports, environmental dredging, offshore construction, abandonment, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a near 100-year legacy of successful operations.

EBITDA and EBITDA Margin

This press release includes the financial measures “EBITDA” and “EBITDA margin”. These measurements may be deemed “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable and other GAAP financial information, which information is of equal or greater importance.

Orion Marine Group defines EBITDA as net income before net interest expense, income taxes, depreciation and amortization. EBITDA margin is calculated by dividing EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA and EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA and EBITDA margin provide useful information regarding the Company's ability to meet future debt repayment requirements and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA and EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA and EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with generally accepted accounting principles in the United States, or as a measure of the Company's profitability or liquidity.

A reconciliation of the Company's future EBITDA margin to the corresponding GAAP measure is not available as these are estimated goals for the performance of the overall operations over the planning period. These estimated goals are based on assumptions that may be affected by actual outcomes, including but not limited to the factors noted in the “forward looking statements” herein, in other releases, and in filings with the Securities and Exchange Commission.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the provisions of which the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release (including those under “Outlook” above), and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit, EBITDA, EBITDA margin, or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include estimated project start date, anticipated revenues, and contract options which may or may not be awarded in the future. Forward looking statements involve risks, including those associated with the Company's fixed price contracts, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels of government funding or other governmental budgetary constraints and any potential contract options which may or may not be awarded in the future, and are the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company's Annual Report on Form 10-K, filed on March 8, 2011, which is available on its website at www.orionmarinegroup.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except share and per share information)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Contract revenues	$70,899	$87,126	$149,956	$162,682
Costs of contract revenues	69,050	67,546	137,685	127,506
Gross profit	1,849	19,580	12,271	35,176
Selling, general and administrative expenses	7,114	8,416	15,012	18,541
Operating (loss)/income	(5,265)	11,164	(2,741)	16,635
Other income (expense)
Gain from bargain purchase of a business	—	—	—	2,176
Interest income	8	8	17	32
Interest expense	(83)	(164)	(169)	(233)
Other income (expense), net	(75)	(156)	(152)	1,975
(Loss)/income before income taxes	(5,340)	11,008	(2,893)	18,610
Income tax (benefit)/expense	(2,124)	3,999	(1,215)	6,820
Net (loss)/income	$(3,216)	$7,009	$(1,678)	$11,790
Basic (loss)/earnings per share	$(0.12)	$0.26	$(0.06)	$0.44
Diluted (loss)/earnings per share	$(0.12)	$0.26	$(0.06)	$0.43
Shares used to compute (loss)/earnings per share
Basic	26,930,353	26,889,672	26,967,643	26,875,797
Diluted	26,930,353	27,200,611	26,967,643	27,209,674

EBITDA and EBITDA Margin Reconciliations
(In Thousands, except margin data)

	Three Months Ended		Six Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net (loss) income	(3,216)	7,009	(1,678)	11,790
Income tax (benefit) expense	(2,124)	3,999	(1,215)	6,820
Interest (income) expense, net	75	156	152	201
Depreciation and amortization	5,609	4,566	11,140	9,136
EBITDA EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.	344	15,730	8,399	27,947
Operating Margin Operating income margin is calculated by dividing operating income plus gain from bargain purchase of equipment by contract revenues.	(7.4)%	12.8%	(1.8)%	11.6%
Impact of Depreciation and Amortization	7.9%	5.3%	7.4%	5.6%
EBITDA margin[1]	0.5%	18.1%	5.6%	17.2%

EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization. EBITDA margin is a non-GAAP measure calculated by dividing EBITDA by contract revenues.
Operating income margin is calculated by dividing operating income plus gain from bargain purchase of equipment by contract revenues.

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Balance as of	Balance as of
	June 30, 2011	December 31, 2010
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$24,703	$23,174
Accounts receivable:
Trade, net of allowance of $0	34,922	40,211
Retainage	7,145	10,643
Other	1,096	4,988
Income taxes receivable	7,960	7,668
Note receivable	51	90
Inventory	4,102	2,991
Deferred tax asset	2,095	1,794
Costs and estimated earnings in excess of billings on uncompleted contracts	24,853	26,103
Prepaid expenses and other	1,755	2,076
Total current assets	108,682	119,738
Property and equipment, net	152,533	155,311
Goodwill	32,168	32,168
Intangible assets, net of accumulated amortization	—	5
Other assets	285	357
Total assets	$293,668	$307,579
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable:
Trade	$14,252	25,519
Retainage	418	377
Accrued liabilities	10,384	12,463
Taxes payable	—	262
Billings in excess of costs and estimated earnings on uncompleted contracts	4,583	4,389
Total current liabilities	29,637	43,010
Other long-term liabilities	720	746
Deferred income taxes	19,601	16,707
Deferred revenue	231	260
Total liabilities	50,189	60,723
Commitments and contingencies
Stockholders’ equity:
Common stock --	270	270
Treasury stock	(3,003)	—
Additional paid-in capital	155,971	154,667
Retained earnings	90,241	91,919
Total stockholders’ equity	243,479	246,856
Total liabilities and stockholders’ equity	$293,668	$307,579

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Six Months Ended June 30,	Six Months Ended June 30,
	2011	2010
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net (loss) income	$(1,678)	$11,790
Adjustments to reconcile net (loss) income to net cash provided by (used in)
operating activities:
Depreciation and amortization	11,140	9,136
Deferred financing cost amortization	65	209
Bad debt expense	—	(77)
Deferred income taxes	2,593	(64)
Stock-based compensation	1,122	1,396
Gain on sale of property and equipment	(148)	(143)
Gain on bargain purchase from acquisition of business	—	(2,176)
Excess tax benefit from stock option exercise	—	(59)
Change in operating assets and liabilities, excluding effects of businesses acquired:
Accounts receivable	12,679	(7,311)
Income tax receivable	(292)	(2,027)
Inventory	(1,111)	11
Note receivable	39	1,040
Prepaid expenses and other	328	(485)
Accounts payable	(10,651)	(9,015)
Accrued liabilities	(1,569)	941
Income tax payable	(262)	(282)
Billings in excess of costs and estimated earnings on uncompleted contracts, net	1,444	(5,518)
Deferred revenue	(29)	(27)
Net cash provided by (used in) operating activities	13,670	(2,661)
Cash flows from investing activities:
Proceeds from sale of property and equipment	371	228
Purchase of property and equipment	(9,691)	(16,079)
Acquisition of business in Pacific Northwest	—	(6,653)
Acquisition of TW LaQuay Dredging (net of cash acquired)	—	(64,000)
Net cash used in investing activities	(9,320)	(86,504)
Cash flows from financing activities:
Exercise of stock options	182	528
Excess tax benefit from stock option exercise	—	59
Increase in loan costs	—	(360)
Purchase of shares into treasury	(3,003)	—
Net cash (used in) provided by financing activities	(2,821)	227
Net change in cash and cash equivalents	1,529	(88,938)
Cash and cash equivalents at beginning of period	23,174	104,736
Cash and cash equivalents at end of period	$24,703	$15,798
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$103	$16
Taxes (net of refunds)	$(3,278)	$9,181

SOURCE: Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506